                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Action Products International, Inc., on Form S-3, for the registration of 3,272,092 shares of its common stock and to the incorporation by reference therein, and in the related prospectus, of our report dated January 30, 2003, except for Note 11 as to which the date is March 12, 2003, with respect to the consolidated financial statements of Action Products International, Inc. and subsidiary included in its Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ MOORE STEPHENS LOVELACE, P.A.
---------------------------------
MOORE STEPHENS LOVELACE, P.A.
CERTIFIED PUBLIC ACCOUNTANTS
Orlando, Florida
June 30, 2003